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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)
 AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
Under the Securities Exchange Act of 1934
(Amendment No.___)*

Acme Packet, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
004764 10 6
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	004764 10 6	Page	2	of	16

1	NAMES OF REPORTING PERSONS: Advanced Technology Ventures VII, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No. 04-3549347

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,846,466 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

6,846,466 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,846,466 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Advanced Technology Ventures VII, L.P. directly holds 6,390,891 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 256,463 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 123,273 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 38,085 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2001, L.P. directly holds 23,299 shares of common stock, and ATV Alliance 2002, L.P. directly holds 14,455 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 6,846,466 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.

CUSIP No.	004764 10 6	Page	3	of	16

1	NAMES OF REPORTING PERSONS: Advanced Technology Ventures VII (B), L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No. 04-3577302

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,846,466 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

6,846,466 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,846,466 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Advanced Technology Ventures VII, L.P. directly holds 6,390,891 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 256,463 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 123,273 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 38,085 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2001, L.P. directly holds 23,299 shares of common stock, and ATV Alliance 2002, L.P. directly holds 14,455 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 6,846,466 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.

CUSIP No.	004764 10 6	Page	4	of	16

1	NAMES OF REPORTING PERSONS: Advanced Technology Ventures VII (C), L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No. 03-0460853

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,846,466 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

6,846,466 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,846,466 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Advanced Technology Ventures VII, L.P. directly holds 6,390,891 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 256,463 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 123,273 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 38,085 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2001, L.P. directly holds 23,299 shares of common stock, and ATV Alliance 2002, L.P. directly holds 14,455 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 6,846,466 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.

CUSIP No.	004764 10 6	Page	5	of	16

1	NAMES OF REPORTING PERSONS: ATV Entrepreneurs VII, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No. 04-3583168

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,846,466 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

6,846,466 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,846,466 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Advanced Technology Ventures VII, L.P. directly holds 6,390,891 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 256,463 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 123,273 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 38,085 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2001, L.P. directly holds 23,299 shares of common stock, and ATV Alliance 2002, L.P. directly holds 14,455 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 6,846,466 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.

CUSIP No.	004764 10 6	Page	6	of	16

1	NAMES OF REPORTING PERSONS: ATV Associates VII, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No. 04-3549344

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,846,466 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

6,846,466 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,846,466 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Advanced Technology Ventures VII, L.P. directly holds 6,390,891 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 256,463 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 123,273 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 38,085 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2001, L.P. directly holds 23,299 shares of common stock, and ATV Alliance 2002, L.P. directly holds 14,455 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 6,846,466 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.

CUSIP No.	004764 10 6	Page	7	of	16

1	NAMES OF REPORTING PERSONS: ATV Alliance 2001, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No. 04-3545599

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,846,466 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

6,846,466 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,846,466 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Advanced Technology Ventures VII, L.P. directly holds 6,390,891 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 256,463 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 123,273 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 38,085 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2001, L.P. directly holds 23,299 shares of common stock, and ATV Alliance 2002, L.P. directly holds 14,455 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 6,846,466 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.

CUSIP No.	004764 10 6	Page	8	of	16

1	NAMES OF REPORTING PERSONS: ATV Alliance 2002, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No. 03-0468911

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,846,466 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

6,846,466 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,846,466 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Advanced Technology Ventures VII, L.P. directly holds 6,390,891 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 256,463 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 123,273 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 38,085 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2001, L.P. directly holds 23,299 shares of common stock, and ATV Alliance 2002, L.P. directly holds 14,455 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 6,846,466 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.

CUSIP No.	004764 10 6	Page	9	of	16

1	NAMES OF REPORTING PERSONS: ATV Alliance Associates, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No. 04-3508606

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,846,466 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

6,846,466 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,846,466 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.7%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Advanced Technology Ventures VII, L.P. directly holds 6,390,891 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 256,463 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 123,273 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 38,085 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2001, L.P. directly holds 23,299 shares of common stock, and ATV Alliance 2002, L.P. directly holds 14,455 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 6,846,466 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.

Item 1
(a) This statement on Schedule 13G relates to the common stock, par value $0.001 per share (“Common Stock”) of Acme Packet, Inc., a Delaware corporation (the “Issuer”).
(b) The principal executive offices of the Issuer are located at 71 Third Avenue, Burlington, Massachusetts 01803.
Item 2
(a) The entities filing this statement are Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2001, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).
(b) The address of the principal place of business of each of the ATV Entities is 1000 Winter Street, Suite 3700, Waltham, Massachusetts 02451.
(c) Each of the ATV Entities is a Delaware limited partnership or limited liability company.
(d) Title of Class of Securities: Common Stock
(e) CUSIP Number: 004764 10 6
Item 3 Not applicable.

Page 10 of 16 Pages

Item 4 Ownership.
The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006:

	Shares	Sole	Shared	Sole	Shared
	Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
ATV Entity	Directly	Power	Power	Power	Power	Ownership	of Class (3)
Advanced Technology Ventures VII, L.P.	6,390,891	0	6,846,466	0	6,846,466	6,846,466	11.7%

Advanced Technology Ventures VII (B), L.P.	256,463	0	6,846,466	0	6,846,466	6,846,466	11.7%

Advanced Technology Ventures VII (C), L.P.	123,273	0	6,846,466	0	6,846,466	6,846,466	11.7%

ATV Entrepreneurs VII, L.P.	38,085	0	6,846,466	0	6,846,466	6,846,466	11.7%
ATV Alliance 2001, L.P.	23,299	0	6,846,466	0	6,846,466	6,846,466	11.7%

ATV Alliance 2002, L.P.	14,455	0	6,846,466	0	6,846,466	6,846,466	11.7%

ATV Associates VII, L.L.C. (1)	0	0	6,846,466	0	6,846,466	6,846,466	11.7%
ATV Alliance Associates, L.L.C. (2)	0	0	6,846,466	0	6,846,466	6,846,466	11.7%

(1)	ATV Associates VII, L.L.C. owns no securities of the Issuer directly. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P.

(2)	ATV Alliance Associates, L.L.C. owns no securities of the Issuer directly. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2001, L.P. and ATV Alliance 2002, L.P.

(3)	This percentage is calculated based upon 58,442,419 shares of the Issuer’s common stock outstanding (as of November 22, 2006), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 22, 2006.
Item 5 Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:       ☐
Item 6 Ownership of More Than Five Percent on Behalf of Another Person.
Not applicable.
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8 Identification and Classification of Members of the Group.
Not applicable.
Item 9 Notice of Dissolution of Group.

Page 11 of 16 Pages

Not applicable.
Item 10 Certification.
Not applicable.

Page 12 of 16 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 13, 2007

ADVANCED TECHNOLOGY VENTURES VII, L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (B), L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (C), L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ATV ENTREPRENEURS VII, L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ATV ALLIANCE 2001, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager

Page 13 of 16 Pages

ATV ALLIANCE 2002, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager

ATV ASSOCIATES VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ATV ALLIANCE ASSOCIATES, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 14 of 16 Pages

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Acme Packet, Inc. is filed on behalf of each of us.
Dated: February 13, 2007

ADVANCED TECHNOLOGY VENTURES VII, L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (B), L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (C), L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ATV ENTREPRENEURS VII, L.P.

By:	ATV Associates VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ATV ALLIANCE 2001, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager

Page 15 of 16 Pages

ATV ALLIANCE 2002, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager

ATV ASSOCIATES VII, L.L.C.

	By:	/s/ Robert C. Hower

	Name:	Robert C. Hower
	Title:	Managing Director

ATV ALLIANCE ASSOCIATES, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager

Page 16 of 16 Pages